Exhibit 10.1

SEPARATION and TRANSITION AGREEMENT, AND GENERAL RELEASE

June 7, 2017

This Separation and Transition Agreement, and General Release (“Agreement”) is made and entered into by and between Brian Hamm (“Colleague”) and Energizer Brands, LLC. (“Energizer”). For purposes of this Agreement, the term “Energizer” shall include not only Energizer Brands, LLC, but also Energizer Holdings, Inc., American Covers, Inc., and all current and former parent, subsidiary and affiliated companies, predecessors, successors, and assigns of the aforementioned entities, and all past, present, and future officers, board of directors, attorneys, agents, representatives, stockholders, and employees of any of the foregoing. In consideration of the following promises, the parties agree to the following:

WHEREAS, Colleague and Energizer desire to enter into an agreement that will provide for the termination of Colleague’s employment, the orderly transition of Colleague’s knowledge, duties and responsibilities, and the release of any and all claims Colleague may have now or in the past has had against Energizer, including but not limited to those related to (1) Colleague’s employment, (2) Colleague’s termination of employment, and (3) any and all other claims;

NOW THEREFORE, for and in consideration of the mutual releases, covenants, and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, intending to be legally bound, it is agreed as follows:

1. Effectiveness; Separation of Employment and Removal of Officer Status. This Agreement shall be effective on the eighth (8th) day following Colleague’s execution of the Agreement (Effective Date”). Colleague will remain on Energizer’s payroll until July 31, 2017 (the “Separation Date”), or such earlier date determined by Energizer if there is breach of the Separation and Transition Agreement and then that date will be deemed the Separation Date, and that effective on the Separation Date, Colleague will be permanently and irrevocably separated from employment. The period between the Effective Date and the Separation Date will be referred to as the “Transition Period.” Effective on the day following the Colleague’s execution of this Agreement, Energizer, will file all required SEC filings, including but not limited to a 8-K filing, notifying the SEC of Colleague’s change of officer status.

2. Transition Obligations. During the Transition Period, Colleague agrees to provide any and all transition services reasonably requested by Energizer, including but not limited to:

a.	Complete a transition to the interim CFO, Timothy Gorman, including, Earnings Release Preparation, F&O Committee Preparation, and upcoming Investor Meeting Preparations

b.	Successfully create and conduct a comprehensive transition for his current direct reports and their teams which will enable a smooth transition and results with minimal disruption to the ENR business. This includes Information Technology, Internal Audit, Investor Relations, Treasury, M&A, Tax, Finance and Controllership activities and teams.

c.	Maintain positive working relationships and conduct communications in accordance with the provisions of this Agreement.

3. Payments and Other Benefits. Provided that Colleague has: (i) complied in all respects with the requirements of this Agreement, specifically including Section 2, above, (ii) executed and not revoked this Agreement; and (iii) executed and not revoked, within the timeframe specified therein following the Separation Date, an additional General Release containing terms and conditions substantially identical to this Agreement (“Appendix A”), Energizer will provide Colleague with the payments and benefits described below, in consideration and in exchange for Colleague’s promises and obligations herein. Colleague acknowledges that the payments and other benefits set forth below are more than he would otherwise be eligible to receive.

a.	Energizer will continue to pay Colleague’s current base salary of $540,000 and offer the same benefits during the Transition Period;

b.	Energizer will reimburse Colleague for any unreimbursed expenses properly incurred in accordance with, and subject to, the Company’s regular policies in effect from time to time regarding reimbursement of expenses during the Transition Period;

c.	Colleague’s earned paid-time off will be paid in a lump sum upon the Separation Date or in accordance with Energizer’s payroll practices for terminated employees;

d.	Colleague’s “Other earned benefits and compensation” will be paid and/or transferred to the colleague as per the applicable plan agreement(s) and/or the applicable Colleague election(s). ”Other earned benefits and compensation” include but may not be limited to: Deferred Compensation, Executive SIP, Pension – PPMA, Pension – Account Pension Benefit, SERP – Account Pension Benefit, Pension – Retirement Accumulation, and SERP – Retirement Accumulation. In addition, Company agrees to make a pro-rata matching contribution, as earned through the Transition Period to the Energizer Executive SIP within sixty (60) days of the end of the Transition Period.

e.

Transition Bonus Payment: Colleague’s participation in the Executive Officer Bonus Plan is terminated on the Effective Date and, therefore, Colleague will not be entitled to any bonus under the Executive Officer Bonus Plan for periods ending on or after the Effective Date. However, in order to facilitate a smooth transition, Energizer will pay Colleague a Transition Bonus. If, and to the extent that the performance goals are achieved under the terms of the Executive Officer Bonus plan, Energizer will pay the Transition Bonus on the same date that the Executive Officer Bonus would have been paid had Colleague’s employment continued until the date of payment under the Executive Officer Bonus Program for the entire fiscal year 2017. You are currently eligible for a 80% bonus under the Executive Officer Bonus Plan and the same percentage will apply to the Transition Bonus payment. The Transition Bonus payment will be calculated using the same methodology used to calculate other Executive Officer Bonus Plan payments. The anticipated payment date is November 30, 2017, but in no event shall the payment date be later than December 31, 2017, if and to the extent that the Colleague is eligible for a payment hereunder.

f.	Performance-Based Restricted Stock: Colleague’s Performance Restricted Stock Award Agreements are terminated on the Effective Date and, therefore, Colleague will not be entitled to any stock, vesting, or other payments under such agreements on or after the Effective Date. However, in order to facilitate a smooth transition, Energizer will award Colleague a pro-rata portion of his 2015 and 2016 grants. Colleague will be awarded 14,353 RSEs for the 2015 grant and 4,319 RSEs for the 2016 grant (collectively, the “Performance Pro-Rata Portion”). If, and to the extent that, the performance goals are achieved at the end of the relevant performance period, the Performance Pro-Rata Portion shall be paid, in the form of Energizer Holdings, Inc. common stock, on the same date that the Performance-Based Grants would have been paid had the Performance Restricted Stock Award Agreements not been terminated and Colleague’s employment with Energizer continued until the end of the original performance period. The number of shares transferred to the Colleague will be calculated using the same vesting methodology used to calculate other Executive Officer performance shares and upon the pro-rated shares, as described above. In addition, Dividend Equivalents will continue to be accrued and payable upon vesting of the 2015 and 2016 Performance Pro-Rata Portion Restricted Stock Equivalent awards.

g.	Time-Based Restricted Stock: Colleague’s Time-Based Restricted Stock Award Agreements are terminated on the Effective Date and, therefore, Colleague will not be entitled to any stock, vesting, or other payments under such agreements on or after the Effective Date. However, in order to facilitate a smooth transition, Energizer will award Colleague a pro-rata portion of his 2015 and 2016 grants. Specifically, Colleague will be awarded 6,151 RSEs for the 2015 grant and 1,851 RSEs for the 2016 grant (collectively, the “Time-Based Pro-Rata Portion”). Such retained Time-Based Pro-Rata Portion shall be paid, in the form of Energizer Holdings, Inc. common stock, on the same date that such awards would have been paid had the Time-Based Restricted Stock Award Agreements not been terminated and Colleague’s employment with Energizer continued until the end of the original performance period. In addition, Dividend Equivalents will continue to be accrued and payable upon vesting of the 2015 and 2016 Time Based Pro-Rata Portion Restricted Stock Equivalent awards.

h.	Accelerated Vesting. Notwithstanding any other provision of this Agreement, the Performance Pro-Rata Portion and the Time-Based Pro-Rata Portion will immediately vest in the event of: (i) the Colleague’s death; (ii) the Colleague’s Disability, or (iii) a Change of Control of the Company:

i.	Disability” shall mean the Colleague is unable to work, as evidenced by documentation from an accredited healthcare provider, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that such disability results in the Colleague being considered “disabled” for purposes of Code Section 409A.

ii.	“Change of Control” shall mean either of the following, provided that the following constitutes a “change in the ownership” of the Company or “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:

1.	The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

2.	A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Upon vesting pursuant to this subsection (g), the Company shall transfer to the Colleague or his or her beneficiary one share of the Company’s Common Stock for each Restricted Equivalent that so vests. Such shares of Common Stock shall be issued to the Colleague or his or her beneficiary on, or as soon as practicable after, the date of the Colleague’s death, determination of Disability, or the date of the Change of Control, but in no event later than the 15th day of the third month following the end of the calendar year in which such vesting occurs.

i.	Effect on Remaining Performance Based or Time Based Awards. Any outstanding Performance Based or Time Based awards previously granted to Colleague and not mentioned above will be forfeited as of the Separation Date. Colleague will not be provided with any additional grants of equity compensation following the date of this Agreement.

j.	Spin Restricted Stock Equivalent (“Spin Award”) for 2017 Portion: With respect to the portion of the Spin Award due to vest on or about July 8, 2017, this Agreement shall not affect such portion of the Spin Award for 2017 (14,669 shares) to which you may be currently entitled, and which shall continue in effect. Any payout with respect to the Spin Award shall be paid as specified in that arrangement. Any portions of the Spin Award that were due to vest in 2018, 2019 and 2020 will be forfeited as of the Effective Date.

4.	Termination of Employment; Change of Control; Executive Severance Agreement and Performance and Time Based Award Agreements.

a.	Notwithstanding the above, if prior to the Separation Date, Colleague’s employment with Energizer is terminated for any reason, including but not limited to: (i) voluntarily by the Colleague, or (ii) by Energizer as a result of unsatisfactory work performance, gross misconduct, or cause, in each case determined by Energizer in its sole discretion, based upon reasonable facts and circumstances. Colleague shall not be entitled to any payments hereunder. If, however, Energizer and Colleague mutually agree in writing to change Colleague’s Separation Date to a date earlier than July 31, 2017 Colleague will still receive the compensation and benefits on the same terms and conditions as described herein, provided that Colleague executes and does not revoke Appendix A within the timeframe specified following the new mutually agreed separation date.

b.	Colleague acknowledges that, on the Effective Date: (i) no Change of Control has occurred; (ii) his termination is not in connection with any Change of Control, either actual or deemed, and (iii) he is therefore not entitled to any benefits pursuant to the Change of Control Employment Agreement entered into between Colleague and Energizer on July 1, 2015 . The Change of Control Employment Agreement is hereby terminated as of the Effective Date.

c.	Colleague agrees that the benefits that he will receive pursuant to Section 3, above, are in lieu of any benefits to which he may have been entitled pursuant to any severance plan or agreement, specifically including the Energizer Holdings, Inc. Executive Severance Plan, (collectively, “Severance Plans”) and that, on the Effective Date, he hereby knowingly and voluntarily agrees to waive any and all benefits to which he may be entitled pursuant to Energizer Severance Plans.

d.	Colleague acknowledges that the Restricted Stock Share Agreements dated November 16, 2015 and November 14, 2016 will terminate as of the Effective Date of this Agreement.

5. Benefit Earnings. Colleague understands and agrees that none of the payments described in this Agreement, will be considered benefit earnings for applicable benefit plans of Energizer.

6. Medicare Representations and Indemnification. Colleague affirms and warrants that Colleague is not a Medicare beneficiary and is not currently receiving, has not received in the past, is not eligible for, and has not applied for or sought benefits from Medicare. Colleague agrees to indemnify and hold Energizer harmless for any penalties or liability, including interest, that may be asserted against Energizer pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8) as a result of the payments and other benefits described in this Agreement.

7. Representations of Colleague. As a material inducement to Energizer to enter into this Agreement, Colleague hereby represents and confirms that:

a.	he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against Energizer or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to and through the date of this Agreement, with any governmental agency or court with respect to any matter covered by this Agreement, and Colleague has no knowledge of any fact or circumstance that he would reasonably expect to result in any such claim against Energizer in respect of any of the foregoing. Except as provided in Sections 11 and 17 of this Agreement, and subject to the provisions thereof, Colleague agrees herein not to bring suit against Energizer for events occurring prior to the date of this Agreement and not to seek damages from Energizer by filing a claim or charge with any governmental agency or court.

b.	through the Effective Date he has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with Energizer which has resulted or will result in material economic harm to Energizer; (ii) knowingly violated the code of conduct or any similar policy; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of either of Energizer; or (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of Energizer required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of Energizer’ filings required under applicable securities laws.

8. Tax Matters

a.	Withholding. All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.

b.

Section 409A. All amounts payable under this Agreement are intended to either not constitute “deferred compensation” or comply with the “short term deferral” exception each as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”) and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, Colleague’s

“separation from service” as defined in Section 409A. Colleague shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. Any payments that are deferred compensation subject to Section 409A, and that could occur in one of two years depending on the timing of an action by Colleague, such as the delivery of a release, will always occur in the later year.

c.	Colleague agrees that he shall be liable for the payment of all federal, state and local taxes which may be owed by Colleague as the result of the consideration described above. Colleague understands that Energizer makes no representations regarding tax treatment of the payments, and Colleague agrees fully to defend, indemnify and hold Energizer, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that he owes on the consideration he receives and that a government agency requests that Energizer pay (other than any payroll tax amounts for which only the employer would be liable), and to cooperate with Energizer with respect to any tax issues related to the compensation payable under this Agreement. Energizer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Energizer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Colleague on account of non-compliance with Section 409A.

9. General Release of Claims by Colleague. Colleague, for and on behalf of Colleague and Colleague’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge Energizer from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Colleague and Energizer from matters which occurred prior to the date of execution of this Agreement, which matters include but are not limited to Colleague’s termination of employment with Energizer, and matters arising from the offer and acceptance of this Agreement. Colleague understands that the provisions of this paragraph mean that, except as may otherwise be provided by law, Colleague cannot bring a lawsuit against Energizer.

10. General Release of Claims by Energizer. Energizer hereby agrees to, and does, remise, release and forever discharge Colleague from any and all known matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, which have arisen or could arise between Colleague and Energizer from matters which occurred prior to the date of this Agreement by Energizer. Energizer understands that the provisions of this paragraph means that, except as may otherwise be provided by law, Energizer cannot bring a lawsuit against Colleague.

11. Agreement Not to File Suit. Colleague, for and on behalf of Colleague and Colleague’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that, except as specifically set forth herein, he will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum, including but not limited to all federal, state, and local forums, against Energizer. Nor will Colleague permit any person, group of persons, or organization to take such action on Colleague’s behalf against Energizer arising out of any actions or non-actions on the part of Energizer arising before execution of this Agreement. Colleague further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on his/her behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. The provisions of this paragraph or any other paragraph in this Agreement shall not be construed to prevent Colleague from filing a charge, or whistleblower or other complaint, with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other government agency to the extent he is permitted to do so by law, and this Agreement is not intended to interfere with Colleague’s right to participate and cooperate with an investigation conducted by the EEOC the SEC or any similar agency. Colleague, however, expressly waives and disclaims any right to compensation, reinstatement, equitable or legal remedies or other benefits that may inure to him/her as a result of any such charge and hereby expressly agrees to provide any such benefit or pay any such compensation directly to Energizer. Colleague understands that the provisions of this paragraph mean that, except as may otherwise be provided by law, Colleague cannot bring a lawsuit against Energizer.

12. Claims Covered. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in the General Release of Claims and Agreement Not to File Suit paragraphs above include, but are not limited to, (i) any claims for compensation or other payments; (ii) any breach of an actual or implied contract of employment between Colleague and Energizer, (iii) any claim of unjust, wrongful, or tortious transfer, demotion, or discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iv) any claim of defamation or other common-law action, or (v) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the National Labor Relations Act; the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Americans with Disabilities Act of 1990 and the ADA Amendments Act of 2008, as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; claims of retaliation for exercise of rights under the Occupational Safety and Health Act; The Dodd-Frank Wall Street Reform and Consumer Protection Act; The Sarbanes-Oxley Act, retaliation for exercise under any state worker’s compensation laws; and any other foreign, federal, state, or local statutes, orders, laws, ordinances, regulations or the like, including, without limitation, common laws or other laws, whether or not related to employment, or any claims for pay, commissions, vacation, insurance, or benefits, or any other benefits of employment with Energizer arising from events occurring prior to the date of this Agreement, other than those payments or other benefits specifically provided herein.

13. Release Limitations. Colleague and Energizer expressly agree that this Agreement is not intended to conflict with or violate any law restricting the waiver of Colleague’s rights.

Without limiting the scope of the General Release of Claims, Agreement Not to File Suit, and Claims Covered paragraphs, this Agreement will not affect rights Colleague may have, if any, to unemployment insurance benefits or benefits under retirement plans or group health plans maintained by Energizer.

14. Representations and Warranties Regarding the FLSA. Colleague represents and warrants that he has received any and all wages and commissions for work performed and all overtime compensation to which he may have been entitled, and that he is not currently aware of any facts or circumstances constituting a violation by Energizer of the Fair Labor Standards Act (“FLSA”) or comparable state or local law.

15. No Additional On-the-Job Injury. Colleague represents and agrees that to the best of Colleague’s knowledge and belief, he has not suffered any on-the-job injury for which he has not already filed a claim.

16. No Involvement in Actions. To the maximum extent allowed by applicable law and subject to Colleague’s rights in the Protected Rights paragraph, Colleague shall not hereafter directly or indirectly, or by the use or participation of another, counsel, assist, aid or abet any person (be it layman or lawyer) in the prosecution of a claim or suit against Energizer. Colleague shall not hereafter receive or accept any compensation, directly or indirectly, from any person, firm, or corporation for the prosecution of any such claim whether by suit or settlement. Colleague shall not voluntarily (i.e., absent subpoena or court order, or other legal process) testify, whether by deposition, affidavit, or in person, in any legal proceeding in which Energizer is a party or prospective party.

17. Protected Rights. Nothing in this Agreement (including the General Release of Claims, Agreement Not to File Suit, Claims Covered, No Involvement in Actions, Confidentiality of Agreement, Obligation Regarding Confidential Information, and Nondisparagement paragraphs), is intended to conflict with or limit Colleague’s right from filing a charge or claim with or participating or testifying fully in any investigation or proceeding conducted by any federal, state, local or administrative agency charged with enforcement of any law.

18. No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver of any rights or claims that may truly occur and arise after the date on which the Colleague executes this Agreement.

19. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

20. Return of Property. Colleague agrees to return any and all Energizer property in his/her possession, custody, or control, including, but not limited to, any credit cards, access cards, badges, devices, computer and/or other equipment, cars, cash advances, and any confidential, proprietary, or other business information, and any trade secret information belonging to Energizer.

21. Reinstatement or Re-employment. Colleague agrees that he will neither apply for nor accept employment or re-employment with Energizer, in any capacity whatsoever, including but not limited to placement as a contingent worker (such as a contract hire, consultant, industry or technical assistant, or independent contractor) and that Energizer has no obligation whatsoever, contractual or otherwise, to re-hire, re-employ, re-call or contract with Colleague in any capacity in the future.

22. Cooperation. Colleague agrees to fully cooperate with, and make himself reasonably available to, Energizer and its legal counsel, as Energizer may request, to assist it in any matter, including without limitation: (a) giving truthful testimony as to any non-privileged matter in any litigation, potential litigation, or similar inquiry or investigation that is related in any way to any matter about which Colleague may have knowledge, information, or expertise; and (b) providing accurate information related to any other general or specific business matter about which Colleague possesses knowledge, information, or expertise. Upon presentation of reasonable documentation from Colleague, Energizer agrees to reimburse Colleague for his/her reasonable out-of-pocket expenses and any loss of wages or salary in connection with compliance with this paragraph, subject to the requirements of applicable law. If Colleague is not employed at the time he provides cooperation under this paragraph, Energizer will pay for Colleague’s time at an hourly rate based on his/her final base salary for Energizer as of his/her Separation Date.

23. Confidential Information.

a.	During the course of Colleague’s employment with Energizer, Colleague has possessed, become aware of, learned of, and/or had access to information that is proprietary and owned by Energizer and not readily available to outside parties through lawful means (hereinafter “Confidential Information”). Examples of Confidential Information include, but are not limited to, confidential intellectual property, trade secrets, operational practices, plans, methods, products, processes, formulas, devices, customer identities, customer lists, vendor identities, vendor lists, supplier identities, supplier lists, components, compositions, recipes, drawings, designs, formulations, memoranda, computer hardware, software, computer disks or CD’s, drawings, financial data, blueprints, or any reproductions of these, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, financial data (including but not limited to the revenues, costs, or profits, associated with any products or services) and the like. This Confidential Information is important and valuable to Energizer’s business of developing, manufacturing and selling electrochemical cells, batteries, battery-related products, portable-power and lighting products, automotive air freshener products, automotive appearance products, as well as other products Energizer may pursue in the future (hereinafter “the Company’s Business”).

b.	Employee will not directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate Confidential Information, or take any action causing, or fail to take any action necessary, in order to prevent any such information to lose its character or cease to qualify as Confidential Information.

c.	Colleague agrees to return within forty-eight (48) hours of Effective Date all materials within Colleague’s possession, whether confidential or proprietary or that in anyway relates to the business of Energizer.

d.	In addition to this paragraph, Colleague agrees to abide by his Intellectual Property and Confidentiality Agreement, except as expressly superseded by this Agreement.

e.	The obligation to protect Energizer’s confidential information survives the termination of the employment relationship.

24. Non-Competition and Non-Solicitation.

a.	Colleague acknowledges that Energizer has a valid interest in protecting its valuable assets, including its Confidential Information, the goodwill and business relationships with its customers, other colleagues, and the general public, and the specialized training of its colleagues, and recognizing, because of Colleague’s position with Energizer, that Colleague’s use of Energizer’s valuable assets, directly or indirectly, against or in competition with Energizer, during employment or after termination of employment, would result in irreparable harm to Energizer. Accordingly, Colleague acknowledges that the covenants and restrictions contained herein are necessary to protect these valuable assets of Energizer and to prevent irreparable injury to Energizer’s business.

b.	For purposes of this Agreement, “Competing Business” means employment by, ownership, management or control of, or otherwise being affiliated as a consultant, trustee, manager, partner, principal, officer, director, or independent contractor in any other business entity, or engaging in any business which in any manner competes with the Company’s Business as conducted during Colleague’s employment.

c.	Colleague agrees that for a period of two (2) years from the Separation Date, Colleague will not on Colleague’s own behalf or on behalf of a Competing Business, directly or indirectly:

i.	Compete (as defined below) against Energizer in the Company’s Business (as defined above), in the Territory.

1.	“Compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party (including, but not limited to, competitors, suppliers, manufacturers, retailers, brokers) in a position involving or relating to the Company’s Business, where doing so will require Colleague to provide the same or substantially similar services to a competing business as those that Colleague provided to ENERGIZER while employed, or use any of the Confidential Information for the benefit of any third party.

2.	“Territory,” recognizing Colleague’s unique access to Energizer’s Confidential Information, is defined as anywhere in the world.

ii.	Solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate or accept any business from any Energizer’s vendors, suppliers or customers with whom Colleague had material contact and/or about whom Colleague was provided Confidential Information during the last 2 years of Colleague’s employment with Energizer to curtail, cancel, or discontinue their business relationship with Energizer.

iii.	Solicit, recruit, or encourage (i) current Colleagues of Energizer; or (ii) Colleagues whose employment with Energizer was terminated for any reason within one (1) year of the date of said solicitation, recruitment, or encouragement to provide to a Competing Business the same or substantially similar services they provided to Energizer.

iv.	Colleague understands that this Agreement does not prevent him or her from buying or selling stock in any company that is publicly listed and traded in the over-the-counter market.

25. Confidentiality of Agreement. Colleague represents that he has not disclosed and agrees that he will not disclose the terms of this Agreement to anyone except Colleague’s attorneys, Colleague’s financial advisors, Colleague’s spouse, or the IRS or other taxing authorities, or as required by law, or in response to an inquiry from any judicial, governmental, or regulatory agency or organization. If Colleague discloses the terms of this Agreement to his/her spouse, his/her attorneys, or his/her financial advisors, he will advise them that they must not disclose the terms of this Agreement to anyone else and will be responsible for any such disclosure.

26. Non-disparagement. Colleague agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, customers, investors, or to any other person or entity about Energizer. In particular, but without limitation, Colleague will not Disparage Energizer, to any of Energizer’s current, former, or prospective customers or clients or any of Energizer’s current or former employees. Colleague further represents and agrees that he has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with Energizer, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against Energizer. Colleague acknowledges that this provision constitutes a material term in this Agreement, without which Energizer would not enter into this Agreement. As a result, any breach of this provision as determined by a court of competent jurisdiction will be considered a material breach and will, among all other available remedies, excuse Energizer from any further obligations to Colleague under this Agreement. This shall not be construed as a limitation of remedies, and Energizer retains all rights to pursue any and all claims or actions against Colleague as a result of any disparaging remarks made in violation of this paragraph or otherwise.

Energizer agrees to use reasonable efforts to ensure that the Company will not criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks, to the media, the general public, investors, executive search firms or to any other person or entity about Colleague.

27. No Rights Are Waived. Colleague agrees that Energizer’s failure to enforce at any time any portion of this Agreement, or to require at any time performance by Colleague, will in no way be construed to (a) be a waiver of any rights under this Agreement, (b) affect the validity of this Agreement, or any part of this Agreement, or (c) diminish the right of Energizer thereafter to enforce all parts of this Agreement in accordance with its terms.

28. Tolling of Time Periods. If Colleague violates any restrictions under this Agreement, in addition to Energizer’s other rights and remedies, the time period of such violation(s) will not count toward satisfying the time during which such restriction(s) will apply.

29. Promises Given Are Reasonable. Colleague acknowledges and agrees that the promises and restrictions in this Agreement are reasonable and necessary for the protection of Energizer and its business. Colleague further acknowledges and agrees that Energizer is entitled to seek an injunction or other forms of equitable relief, without bond, to prevent or terminate any violation of Colleague’s promises or restrictions. Any such relief will be in addition to, and not in lieu of, any other remedy available to Energizer, whether at law or in equity.

30. Liquidated Damages. Colleague understands and agrees that the damage to Energizer due to any breach of this Agreement will be extremely difficult to determine. Therefore, Colleague agrees that if a court of competent jurisdiction finds that he violated any provision of this Agreement, he will pay Energizer such damages as found by a judge or jury without prejudice to any additional relief that may be available to Energizer. Colleague’s breach of this Agreement will excuse Energizer from any further obligations under this Agreement. Colleague agrees a breach by Colleague of the Restrictive Covenants in this Agreement will cause irreparable damage to Energizer and, for that reason, Colleague further agrees Energizer shall be entitled as a matter of right to injunctive relief restraining any further violation by Colleague. The right to injunctive relief shall be cumulative and in addition to any and all other remedies the Company may have, including, specifically, recovery of actual damages, as provided for above. In addition, if a Court of competent jurisdiction finds either party has broken their respective promises contained in this Agreement by filing a lawsuit or initiating or maintaining any other type of claim prohibited by this Agreement, the losing party agrees to pay for all costs incurred by the prevailing party, including reasonable attorneys’ fees, in defending against his/her claims.

31. Missouri Law Governs. Because of Energizer’s and Colleague’s substantial contacts with the State of Missouri, the fact that Energizer’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and Energizer’s execution of and making of this Agreement in Missouri, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Any action concerning this Agreement must be decided in a court of competent jurisdiction in St. Louis County, Missouri, with respect to a state court, or the United States District Court for the Eastern District of Missouri, with respect to a federal court.

COLLEAGUE CONSENTS TO THE EXERCISE OF JURISDICTION OF THE COURT IN THE EXCLUSIVE FORUM STATED IN THIS AGREEMENT AND WAIVES ANY RIGHT COLLEAGUE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL OF ANY ACTION BY ENERGIZER TO FEDERAL COURT OF ANY ACTION COLLEAGUE MAY BRING AGAINST IT IN STATE COURT.

32. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and this Agreement shall always be construed or limited in conformity with such provisions.

33. Modification or Severability of Agreement if Necessary. Colleague agrees that if any part of his/her promises or the duration of such promises in this agreement are determined to be too restrictive by a court of competent jurisdiction, the court may modify the promises and/or duration to make the same reasonable under the circumstances, and Colleague acknowledges that both Colleague and Energizer will be bound by such modification. In case any of the provisions in this agreement is held to be invalid, illegal or unenforceable—and cannot be modified—then such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such provision had never been contained in the Agreement. However, if the release of all claims contained in this Agreement in any respect is determined to be invalid or unenforceable, then, at Energizer’s option, Colleague shall be required (and promises and agrees) to repay to Energizer on demand, all amounts paid by Energizer pursuant to the Payments and Other Benefits paragraph above, and the parties shall revert to the position held by each prior to the signing of this Agreement.

34. Mutual Agreement for Modification. Unless modified by a court of competent jurisdiction which determines the agreement to be too restrictive, no term, condition, promise, representation or acknowledgement contained in this Agreement may be amended or modified unless in writing and signed by both Colleague and Energizer.

35. Assignment; Successors. This Agreement will be binding on Colleague and his/her heirs, executors, administrators and other legal representatives and will be binding on Energizer and its successors and assigns. This agreement, and all of the rights granted in this agreement, will be freely assignable by Energizer. Except as otherwise specifically provided herein, neither this Agreement, nor any rights granted in this Agreement, will be assigned by Colleague and any attempt to assign this Agreement by Colleague will be null and void. This agreement will inure to the benefit of Energizer, its subsidiaries and affiliates, and the successors and assigns of each of them.

36. Entire Agreement. This Agreement and Appendix A constitutes the entire agreement between the parties regarding Colleague’s separation of employment from Energizer.

37. Post-Employment Obligations in Other Agreements. Colleague and Energizer acknowledge that any post-employment obligations toward Energizer contained in any agreements signed by Colleague before or during his/her employment with Energizer remain in full force and effect, and that any post-employment obligations created by this Agreement are in addition to any of Colleague’s post-employment obligations contained in any other agreements.

38. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in the Agreement.

39. Knowing and Voluntary Agreement. Colleague hereby acknowledges that he has read and fully understands the terms of this Agreement and the effect of signing the same. Colleague further acknowledges that he is voluntarily entering into this Agreement. Colleague waives rights or claims only in exchange for consideration in addition to anything of value to which the Colleague already is entitled.

40. Capacity to Settle. Colleague represents that he has no legal impediments (including bankruptcy proceedings) to fully and completely settle all claims and to sign this Agreement.

41. Costs and Fees. Each party shall bear his/her or its own costs and attorney’s fees incurred in this matter.

42. Notice to Energizer. Any notice by Colleague to Energizer pertaining to this Agreement, or any provisions contained in this Agreement, shall be sent, by either hand-delivery or certified mail return receipt requested, to:

Energizer Holdings, Inc.

Attn: Chief Human Resources Officer

533 Maryville University Drive

St. Louis, Missouri 63141

43. Signatures and Execution. The parties agree that separate copies of this document shall constitute original documents that may be signed separately but which together will constitute one single agreement. The parties agree that this Agreement will not be binding on any party, however, until signed by all parties or their representatives.

44. OWBPA. In compliance with the Older Workers Benefit Protection Act, Colleague is hereby advised to consult with an attorney regarding terms, meaning, and impact of this agreement. In addition, Colleague understands and agrees that: (a) by signing this Agreement, and the subsequent General Release on the Separation Date, Colleague waives and releases any claims Colleague might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Colleague is receiving consideration which is in addition to anything of value to which Colleague otherwise would have been entitled, (c) Colleague was advised in writing, by way of this agreement, to consult an attorney; (d) Colleague has twenty-one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Colleague waives by virtue of execution during the consideration period; and (e) after Colleague signs this Agreement, Colleague has seven days from that date to revoke the Agreement. To revoke the Agreement, Colleague must clearly communicate the decision in writing to the contact listed in the Notice to Energizer paragraph above by the seventh day following the effective date of this Agreement. Colleague understands and agrees that should Colleague revoke the release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company’s obligation under this Agreement will become null and void.

45. Energizer agrees to not contest unemployment compensation benefit claims by the colleague.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

COLLEAGUE	ENERGIZER BRANDS, LLC

Brian Hamm	Alan Hoskins

Printed Name	Printed Name

Date	Date